[Ropes & Gray LLP Letterhead]

                                                        November 5, 2004
Putnam Tax-Free Income Trust
One Post Office Square
Boston, Massachusetts 02109

Ladies and Gentlemen:

We consent to the filing of a form of the legal opinion our firm expects to deliver in connection with the proposed combination of Putnam Tax-Free High Yield Fund, a series of Putnam Tax-Free Income Trust (the "Trust"), with Putnam Municipal Income Fund with and as part of the Registration Statement of the Trust on Form N-14 and to the references to our firm in the related prospectus/proxy statement under the caption "Information about the Proposed Merger - Federal Income Tax Consequences."

                              Very truly yours,
                              /s/ Ropes & Gray LLP
                              Ropes & Gray LLP